Exhibit 10.4

ESCROW AGREEMENT

This agreement is entered into and is effective as of the date signed below (the “Effective Date”), by and among Cycurion, Inc., a Delaware corporation (“Purchaser”), and Ryan Layton, solely in his capacity as the Authorized Representative of the Company Equityholders pursuant to the Merger Agreement (the “Authorized Representative”), and Zions Bancorporation, National Association (“Escrow Agent” or “Zions”). This agreement, together with any and all exhibits, schedules, and other attachments hereto shall be referred to collectively as the “Escrow Agreement”. Purchaser and the Authorized Representative are referred to herein separately as a “Party” and collectively as the “Escrow Parties”.

WHEREAS, Purchaser, Cycurion Merger Sub, LLC and Secuvant, LLC (the “Company”) have entered into that certain Merger Agreement, dated as of May 21, 2026 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company;

WHEREAS, in connection with the Merger Agreement, Purchaser is required to deposit a portion of the Merger Consideration into escrow (the “Escrow Amount”) pursuant to Section 10.2 of the Merger Agreement to secure indemnification obligations of the Company Equityholders;

WHEREAS, the Escrow Parties have selected Zions to serve as Escrow Agent of the Escrow Property (as defined below) to be held and disposed of by the Escrow Agent only in accordance with the terms and conditions of this Escrow Agreement and the specific written instructions defined and set forth on Exhibit B, attached and fully incorporated herein (the “Specific Instructions”);

WHEREAS, a separate escrow account at the Escrow Agent shall hold certain disputed funds pursuant to a separate escrow agreement (the “Dispute Escrow Agreement”) among Secuvant, LLC and Danny White (as Authorized Representative thereunder) and the Escrow Agent; the Escrow Agent’s obligations under such Dispute Escrow Agreement are not governed by this Escrow Agreement; and

WHEREAS, Zions has agreed to serve in the capacity as Escrow Agent for and on behalf of the Escrow Parties and has full power and authority to perform and serve as Escrow Agent for the Escrow Property as described on Exhibit A;

NOW, THEREFORE, in consideration of the above premises and of the mutual promises and covenants herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.	Defined Terms.

“Affiliate(s)” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and “controlling” or “controlled” shall have meanings correlative to the foregoing.

“Applicable Law” means all applicable federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders, permits and other duly authorized actions of any government authority.

“Authorized Representative” means Ryan Layton, in his capacity as the authorized representative of the Company Equityholders under the Merger Agreement, or any successor representative duly appointed in accordance with the Merger Agreement and designated in writing to the Escrow Agent..

“Base Consideration” shall have the same meaning as “Base Consideration” in the Merger Agreement.

“Business Day” means any day other than (i) a Saturday, Sunday, or other day observed by the Escrow Agent, or (ii) a day on which the Escrow Agent is authorized or required by law to close.

“Closing” means the closing of the transactions contemplated by the Merger Agreement in accordance with its terms.

“Closing Date” means the date on which the Closing occurs, as specified in or determined in accordance with the Merger Agreement.

“Escrow Amount” means an amount equal to ten percent (10%) of the Base Consideration, payable in the same proportion of cash and equity as the Base Consideration under the Merger Agreement and deposited with the Escrow Agent at the Closing pursuant to Section 10.2 of the Merger Agreement.

“Escrow Period” means the period beginning on the Closing Date and ending on the date specified in the Merger Agreement.

“Escrow Property” means the Escrow Amount together with any interest, income or other earnings thereon.

“Merger Agreement” means that certain Merger Agreement, dated as of May 21, 2026, by and among Purchaser, Cycurion Merger Sub, LLC, the Company and the other parties thereto, as the same may be amended from time to time.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a government.

“Securities” means any equity securities constituting part of the Escrow Property issued pursuant to the Merger Agreement.

“Specific Instructions” means the instructions set forth on Exhibit B hereto governing the release and disbursement of the Escrow Property.

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2.	Appointment of Escrow Agent. The Escrow Parties hereby appoint Zions as the Escrow Agent in accordance with the terms and conditions set forth in this Escrow Agreement. The Escrow Agent hereby accepts such appointment pursuant to the terms and conditions of this Escrow Agreement. The Escrow Agent agrees to establish and maintain one or more Securities accounts and cash accounts in which the Escrow Agent will hold the Escrow Property, as provided herein (each, an “Escrow Account”). The Escrow Agent shall hold the Escrow Property in the Escrow Accounts separate and apart from the Escrow Agent’s own funds and shall not commingle the Escrow Property with any other funds or property held by the Escrow Agent.

3.	Escrow Property.

a.	Delivery of Escrow Property. The Escrow Parties shall deliver the funds and/or items set forth in Exhibit A attached and fully incorporated herein (the “Escrow Property”) to be held and disposed of by the Escrow Agent only in accordance with the terms and conditions of this Escrow Agreement and the Specific Instructions as defined and set forth on Exhibit B, attached hereto. To the extent there is any conflict or inconsistency between the terms and conditions of this Escrow Agreement, the terms and conditions of the Specific Instructions or the Merger Agreement, the terms of the Merger Agreement shall control.

b.	The Escrow Agent as Depositary. The Escrow Agent shall act solely as an agent and a depositary and shall not be responsible or liable in any way for the sufficiency, correctness, genuineness, value, perfectibility, or validity of any instrument deposited hereunder or with respect to the form or execution of the same or the identity, authority, or rights of any Person executing or depositing the same.

c.	Transfer of Interest in Escrow Property. No assignment, transfer, conveyance or reservation of any right, title or interest of any Company Equityholder in or to the Escrow Property shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent by the Authorized Representative and all fees, costs, and expenses incident to such transfer of interest shall have been paid. The Escrow Agent shall be entitled to rely solely on instructions from Purchaser and the Authorized Representative and shall have no obligation to recognize or act upon any instruction from any individual Company Equityholder.

d.	Disbursement of Escrow Property. The Escrow Agent shall disburse the Escrow Property only as directed in writing as set forth on Exhibit B per the request attached to this Escrow Agreement. The Authorized Representative of the Escrow Parties must also be a signer as shown on the signature page or authorized separately by a signatory of the Escrow Parties for the Escrow Agreement.

e.	Termination. Upon the expiration of the Escrow Period, the Escrow Agent shall present a final statement and shall return any unclaimed funds to the Escrow Parties at the addresses set forth in this Agreement. The final statement shall include a list of the remaining Escrow Property or any other outstanding or unclaimed interest checks, if applicable. The Escrow Parties agree to assume any payment responsibility associated with the Escrow Property and interest payments from the moneys returned to them by the Escrow Agent and shall release the Escrow Agent and from any further liability or responsibility for payment.

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4.	Investments. If the Escrow Property contains monetary funds (cash and other cash equivalents), the Escrow Parties must direct the Escrow Agent in writing if they would like the Escrow Property invested in an interest-bearing money market fund or other account, which may include a money market fund or account of Zions or its Affiliate, if so directed in writing by the Escrow Parties. In the event that no investment direction is given by the Escrow Parties in the timeframe specified by the Escrow Agent, the Escrow Agent shall hold the Escrow Property uninvested. Any interest, income, or other amounts received as the result of the investment of the Escrow Property shall be added to the account, unless otherwise agreed upon by the Escrow Parties and the Escrow Agent. The Escrow Agent shall not be responsible or liable for any diminution of principal or interest of any Escrow Property received from the Escrow Parties that is invested pursuant to the terms of this Agreement. The Escrow Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

5.	Escrow Parties Representations and Warranties. The Escrow Parties hereby represent and warrant, which representations and warranties shall continue and shall be deemed to be reaffirmed upon each oral or written instruction given by the Escrow Parties, that:

a.	The Escrow Parties are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry out their business as now conducted, to enter into this Escrow Agreement and to perform their obligations hereunder, and, with respect to the Company Equityholders, such representations and warranties are made solely by the Authorized Representative on their behalf in accordance with the Merger Agreement.

b.	This Escrow Agreement has been duly authorized, executed, and delivered by the Escrow Parties, constitutes a valid and legally binding obligation of the Escrow Parties, enforceable in accordance with all of its terms and conditions, and no statute, regulation, rule, order, judgment, or contract binding on the Escrow Parties prohibits the Escrow Parties’ execution, delivery, or performance of this Escrow Agreement.

c.	Either the Escrow Parties own the Securities in the Escrow Account free and clear of all liens, claims, security interests, and encumbrances (except those granted herein) or, if the Securities in the Escrow Account are owned beneficially by others, the Escrow Parties have the right to pledge such Securities to the extent necessary to secure the Escrow Parties’ obligations hereunder, free of any right of redemption or prior claim by the beneficial owner. The Escrow Agent’s security interest in the Securities hereof shall be a first lien and security interest subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute), and the Escrow Parties shall take any and all additional steps which are required to assure the Escrow Agent of such priority and status, including notifying third parties or obtaining their consent to, the Escrow Agent’s security interest.

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d.	To the extent required by Applicable Law, the Escrow Parties or their agents, have established and presently maintain an anti-money laundering program (the “Program”) reasonably designed to prevent the Escrow Parties from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, and is in compliance with the Program and all anti-money laundering laws, regulations, and rules now or hereafter in effect that are applicable to it.

e.	To the extent required by Applicable Law, the Escrow Parties or their agents, have verified the identity of each of their investors and documented the origin of the assets funding each investor’s account with the Escrow Parties, and to the best of the Escrow Parties’ knowledge, no investor has invested in the Escrow Parties for money laundering or other illicit or illegal purposes; and the Escrow Parties shall promptly notify the Escrow Agent in writing if any of the foregoing representations and warranties are no longer true or accurate.

6.	Rights and Protections of the Escrow Agent.

a.	The Escrow Agent shall have no duties or responsibilities with respect to the Escrow Property or otherwise hereunder, except as specifically set forth herein, and no permissive right or privilege shall be construed as a duty or obligation. Any other provision of this Escrow Agreement to the contrary notwithstanding, the Escrow Agent shall have no notice of, and shall not be bound by any of the terms and conditions of, any other document or agreement executed or delivered in connection with, or intended to control any part of, the transactions anticipated by or referred to in this Escrow Agreement unless the Escrow Agent is a signatory party to that document or agreement.

b.	The Escrow Agent shall not be responsible or liable for the content or accuracy of any document provided to the Escrow Agent, and shall not be required to review, recalculate, certify, or verify any numerical information unless expressly required under this Escrow Agreement.

c.	Knowledge or information received, obtained, or acquired by, including delivery of reports or other information provided to or received by the Escrow Agent or otherwise publicly available, does not constitute actual or constructive knowledge or notice unless the Escrow Agent has an explicit contractual obligation to review its contents to perform its express duties under this Escrow Agreement. Zions, in its capacity as Escrow Agent hereunder or under any other document related to this transaction, shall not be imputed to Zions in any other capacity in which it may serve under such other documents, and any Affiliate of Zions shall not be imputed to Zions in its capacity as Escrow Agent.

d.	The Escrow Agent shall be entitled to obtain the advice or opinion of legal counsel with respect to any matter relating to this Escrow Agreement and the Escrow Agent shall have no liability for any action taken or omitted in good faith on such advice or opinion of legal counsel. The Escrow Agent also will incur no liability for any delay reasonably required to obtain such advice or opinion of legal counsel.

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e.	The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law made in good faith, or for anything that it may do or refrain from doing in connection therewith, except as a direct result of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.

f.	No provision of this Escrow Agreement shall require the Escrow Agent to expend or risk its own funds, to take any action hereunder, or to otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers.

g.	The Escrow Agent may conclusively rely upon, and shall be fully protected in acting upon, any notice, request, instruction, waiver, consent, instrument, opinion, letter, electronic mail, receipt, or other document received from either of the Escrow Parties from an authorized person listed in Exhibits C-1 (in respect of the Purchaser) and C-2 (in respect of the Authorized Representative) and believed by the Escrow Agent to be genuine. The Escrow Agent is not required to act (investigate, review, inquire, etc.) absent the receipt of written direction from the Escrow Parties and indemnification to the Escrow Agent’s satisfaction unless, expressly required under this Escrow Agreement. Any discretion, permissive right, or privilege of the Escrow Agent shall not be deemed to be or otherwise construed as a duty or obligation.

h.	The Escrow Agent shall not incur any liability or be responsible for any delays or failure to perform any act or fulfill any duty, obligation or responsibility hereunder by reason of any occurrence beyond its control, including without limitation, acts of God, strikes, labor disputes, lockouts, riots, acts of war or terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, any governmental orders, regulations, rules, laws, or statutes superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters of similar nature, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

i.	The Escrow Agent shall not be under any obligation to take any action in the performance of its duties hereunder (including any written direction) that would be in violation of Applicable Law.

j.	The Escrow Agent shall not be responsible or liable for any act, inaction, error, or omission of either of the Escrow Parties.

k.	The Escrow Agent shall act solely as a ministerial agent and shall not determine the validity of any claim and whether any condition has been satisfied.

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l.	The recitals contained herein, along with the Exhibits with respect to the Escrow Parties shall be taken as the statements of the Escrow Parties, and the Escrow Agent assumes no responsibility or liability for their accuracy or correctness. The Escrow Agent shall in no event be liable to the Escrow Parties or any other Person.

m.	Each of the Escrow Parties and the Escrow Agent represents and warrants that the execution and delivery of this Escrow Agreement and the performance of such Party’s obligations hereunder have been duly authorized and that the Escrow Agreement is a valid and legal agreement binding on such Party and enforceable in accordance with its terms. The Escrow Agent shall be entitled to conclusively rely on the representations and warranties set forth in this Escrow Agreement and shall have no duty to independently review, investigate, verify, or determine such matters.

n.	The Escrow Agent may exercise any of the rights or powers hereunder and perform any duties or obligations hereunder either directly or by or through its attorneys, delegates, designees, or agents. The Escrow Agent shall not be responsible or liable for the action, inaction, misconduct, or negligence of agents, delegates, designees, or professionals (including, without limitation, attorneys) appointed by it with due care.

7.	Compensation. The Escrow Parties shall pay all of the fees, costs, and expenses of the Escrow Agent, including as follows: $500.00 acceptance fee and $2,500.00 annual fee, which is fully earned, non-refundable, and payable in advance with no proration for early termination. The Escrow Agent shall be entitled to increase the fees on an annual basis with prior notice to the Escrow Parties. All fees shall be paid by Purchaser. In addition to the annual escrow fees, the Escrow Parties shall pay (and otherwise reimburse) all of the Escrow Agent’s fees, costs, and expenses, including all attorneys’ fees and expenses, in the event of any issue, dispute, claim, or litigation (threatened or commenced). If any amount due or owed to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by Applicable Law. The Escrow Agent shall have, and is hereby granted, a first priority lien upon and a first priority security interest in the Escrow Property held by it hereunder for its compensation with respect to its fees, costs, and expenses (including, without limitation, attorneys’ fees and expenses) and unsatisfied or outstanding indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and may deduct any fees, expenses (including, without limitation, attorneys’ fees and expenses) and unsatisfied or outstanding indemnification rights from the Escrow Property; provided, however, that the Escrow Agent shall not exercise such right in a manner that is inconsistent with the priority and distribution provisions of the Merger Agreement, including Section 10.2 thereof.

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8.	Indemnification. The Escrow Parties hereby agree to indemnify and hold harmless the Escrow Agent and its respective directors, officers, employees, agents, designees, affiliates, successors and assigns (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”) from and against any and all liabilities, obligations, penalties, actions, claims, demands, proceedings, suits, disbursements, judgments, losses, damages, costs, and expenses of any kind or nature, including the fees, costs, and attorney’s fees and expenses, court costs, and any and all costs of appeal arising from or connected with the Escrow Agent’s execution and performance of this Escrow Agreement and any transactions contemplated hereby, including but not limited to the claims of any third parties against an Indemnified Party and any costs, fees, and/or expenses incurred by an Indemnified Party in connection with the enforcement of this indemnity, except to the extent such loss, liability, or expense directly results from the gross negligence or willful misconduct or breach of this Agreement on the part of such Indemnified Party relating to the Escrow Agent’s performance of its obligations hereunder as finally determined by a court of competent jurisdiction, a final arbitration decision, or as otherwise agreed by the Parties. Notwithstanding the foregoing, the Escrow Agent shall not be entitled to recover any amounts from the Escrow Property except as expressly permitted under this Escrow Agreement and in a manner consistent with the priority and distribution provisions of the Merger Agreement, including Section 10.2 thereof. The foregoing indemnification shall survive the resignation, discharge, release, or removal of the Escrow Agent and the termination or assignment of this Escrow Agreement.

9.	Limitations of Liability. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which the Escrow Agent may do or refrain from doing in connection herewith, including upon advice or opinion of counsel, except for its own willful misconduct or gross negligence. Neither the Escrow Agent nor any of its officers, directors, employees, delegates, or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services or obligations performed under this Escrow Agreement other than damages that directly result from the gross negligence, or willful misconduct of it or them. The duties and obligations of the Escrow Agent shall only be such as are specifically set forth in this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In no event shall the Escrow Agent or its directors, officers, agents, or employees be held liable for any special, indirect, punitive, or consequential damages (including, among other things, lost profits) resulting from or otherwise relating to any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

10.	Termination, Resignation, and Successor Escrow Agent. This Escrow Agreement shall terminate upon the later of (a) the expiration of the Escrow Period (as defined in the Merger Agreement), and (b) the date on which all Escrow Property has been distributed in accordance with this Escrow Agreement and the Merger Agreement; provided, however, that any portion of the Escrow Property subject to a pending claim under the Merger Agreement shall be retained until such claim is finally resolved in accordance with the Merger Agreement. Upon termination of this Escrow Agreement, the Escrow Agent shall disburse any remaining Escrow Property to the Company Equityholders, as directed in writing by the Authorized Representative, in accordance with their respective entitlements under the Merger Agreement.

The Escrow Agent may resign at any time upon thirty (30) days’ prior written notice to Purchaser and the Authorized Representative.

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Upon receipt of such notice, Purchaser and the Authorized Representative shall use commercially reasonable efforts to appoint a successor escrow agent prior to the effective date of such resignation. If a successor escrow agent is not appointed within such thirty (30) day period, the Escrow Agent may, at its option, petition a court of competent jurisdiction for the appointment of a successor escrow agent or deposit the Escrow Property with such court (interpleader), at the expense of the Escrow Parties.

All fees, costs, and expenses relating to such petition, including all attorneys’ fees and expenses, shall be paid or otherwise reimbursed by the Escrow Parties or may be assessed by the resigning Escrow Agent against the Escrow Property prior to any distribution to any of the Escrow Parties.

Upon termination hereof, the Escrow Parties shall pay to the Escrow Agent such compensation as may be due to the Escrow Agent and shall reimburse the Escrow Agent for other amounts payable or reimbursable to the Escrow Agent hereunder. The Escrow Agent shall follow such written instructions concerning the transfer of the Escrow Property, as received from the Escrow Parties; provided, that (a) the Escrow Agent shall have no liability for shipping or insurance costs associated therewith, and (b) full payment shall have been made to the Escrow Agent of its compensation, fees, costs, expenses and any and all other amounts to which it is entitled. If any Escrow Property remains in any account upon termination, the Escrow Agent shall be required to make only one (1) attempt to deliver such Escrow Property to the Escrow Parties at the address set forth in the Notice section in this Escrow Agreement. In the event that delivery of the Escrow Property is unsuccessful, the Escrow Agent may escheat the Escrow Property in accordance with the Escheatment section in this Escrow Agreement. Except as otherwise provided herein, all obligations of the Parties to each other hereunder shall cease upon termination of this Escrow Agreement.

Notwithstanding the expiration or termination of this Escrow Agreement, any provision of this Escrow Agreement, which expressly extends beyond the term hereof or, under the circumstances, ought to survive termination, shall survive termination of this Escrow Agreement.

If the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Escrow Agent, without the execution or filing of any paper or any further act.

11.	Taxes. The Escrow Agent shall not be responsible or liable for the preparation or filing of any reports or returns relating to federal, state or local taxes relating in any way to this Escrow Agreement, other than for the Escrow Agent’s own compensation or for the reimbursement of its own expenses (and then only as required by Applicable Law).

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12.	Tax Reporting Documentation. The Escrow Parties agree that any earnings or proceeds received on, or distributions of, earnings or proceeds from the Escrow Account during a calendar year period shall be treated as the income of the Escrow Account and shall be reported on an annual basis by the Escrow Agent on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 (or Form 1042-S as applicable for a non-United States person), as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The Escrow Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor.

The Escrow Parties shall upon execution of this Agreement provide to the Escrow Agent a completed and properly executed IRS Form W-9 or Form W-8, as the case may be, or other tax identification number evidence if any of the Escrow Parties is a government entity, together with any other documentation and information reasonably requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder including, without limitation, a completed and properly executed Form W-9 or Form W-8, as the case may be, for any and all Persons to whom any Securities, or funds or proceeds from the Escrow Account, are paid or distributed to in connection Escrow Agent’s responsibilities under this Agreement (collectively, the “Tax Reporting Documentation”). With respect to the Escrow Agent’s tax reporting obligations under the Code and any other applicable law or regulation, the Escrow Parties understand, acknowledge, and agree that, in the event that valid Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Account and report account information on any earnings, proceeds or distributions from the Escrow Account and the Escrow Parties hereby release the Escrow Agent from any and all liability, costs, expenses, claims or causes of action from or related to any withholding made by Escrow Agent in connection with the foregoing. Income earnings on the Escrow Account shall be attributable to Company Equityholders, pro rata to their respective Distribution Percentages set forth in Exhibit B unless the Escrow Parties otherwise designate in writing to the Escrow Agent.

Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Account. The Escrow agree to indemnify and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Account and the Escrow Property or Securities and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. This indemnification is in addition to the indemnification provided in other sections of this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination or assignment of this Escrow Agreement. The Escrow Parties acknowledge that the Escrow Agent cannot make any payments under this Escrow Agreement unless it receives a completed and properly executed IRS Form W-9 or Form W-8, as the case may be, for each payee and income recipient.

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13.	Escheatment. The Escrow Parties understand, acknowledge, and agree that under applicable state law, property which is abandoned or presumed or deemed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to any of the Escrow Parties, their respective heirs, legal representatives, successors, assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

14.	Interpleader. If any conflict, disagreement, or dispute arises between, among, or involving any of the Parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be entitled, at its option and in its sole discretion, to retain the Escrow Property held by it (notwithstanding any other provision in this Escrow Agreement to the contrary) until the Escrow Agent:

a.	receives a final order of a court of competent jurisdiction or a final arbitration decision directing the delivery of the Escrow Property; provided, that if any Escrow Party to such dispute provides written notice to the Escrow Agent at the time of such decision, an intent to appeal such decision, the Escrow Agent shall continue to retain the Escrow Property until the conclusion of such appeal; provided further, however, if an appeal is not commenced within fifteen (15) days of receipt of such notice, the Escrow Agent shall release the Escrow Property in accordance with such arbitration decision or court order;

b.	receives a written agreement executed by each of the Escrow Parties involved in such disagreement or dispute directing delivery of the Escrow Property held by the Escrow Agent, in which event the Escrow Agent shall be authorized and directed to deliver the Escrow Property held by the Escrow Agent in accordance with such written agreement; or

c.	if such conflict, dispute, disagreement cannot be resolved within ten (10) Business Days, the Escrow Agent shall be entitled to file an interpleader action (or other similar action) in any court of competent jurisdiction, or in accordance with agreed upon arbitration procedures, provided that, the Escrow Agent shall use commercially reasonable efforts to provide the Escrow Parties an opportunity to resolve such dispute prior to initiating any such interpleader action, and upon the filing thereof, the Escrow Agent shall be relieved of any and all liability as to the Escrow Property held by the Escrow Agent and shall be entitled to be paid or reimbursed for any and all attorneys’ fees and expenses, and any and all other fees, expenses, and costs incurred in commencing, defending, and/or maintaining any such interpleader action (or similar action). The Escrow Agent shall be entitled to follow or otherwise act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

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In the event that the Escrow Property held by the Escrow Agent shall be attached or levied upon by any court order, or arbitration decision, the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment, decision, or decree shall be made or entered by any court or made by an arbitrator affecting the Escrow Property held by the Escrow Agent, in each case, whether with or without jurisdiction, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with any such order, decision, judgment or decree so entered or issued, or as to which it is advised by legal counsel of its own choosing, is binding upon it. If the Escrow Agent obeys, follows, or complies with any such order, decision, judgment, or decree, the Escrow Agent shall not be liable to any of the Escrow Parties hereto or to any other Person, firm, or corporation, should such order, decision, judgment or decree, notwithstanding such compliance, be subsequently reversed, modified, annulled, set aside, or vacated.

15.	Adverse Claims. In the event of an adverse claim or demand affecting the Escrow Property, the Escrow Agent shall be entitled to refuse to comply with such claim or demand and may refuse to deliver or dispose of the Escrow Property until the rights of the adverse claimants have been resolved or settled by: (i) a final order of a court of competent jurisdiction, (ii) a final arbitration decision, or (iii) by a written agreement and the Escrow Agent shall have received a written notification signed by all of the Escrow Parties to this Escrow Agreement.

16.	Miscellaneous.

a.	Authority for Agreement. Each Party represents and warrants that it has full power and authority to enter into this Escrow Agreement and has taken all action necessary, corporate or otherwise, to carry out the transaction contemplated hereby so that when executed this Escrow Agreement constitutes a valid and binding obligation enforceable in accordance with its terms.

b.	Modification of Agreement. The terms of this Escrow Agreement shall not be altered, amended, modified, or revoked unless agreed to and signed by all of the Escrow Parties or their successors or assigns, and approved by the Escrow Agent, upon payment of all fees, costs, and expenses incident hereto. The Escrow Agent shall not be obligated to enter into any amendment or supplement that adversely impacts its rights, duties, protections, or immunities.

c.	Entire Agreement. This Escrow Agreement and all other agreements, exhibits, and schedules referred to in this Escrow Agreement constitute(s) the final, complete, and exclusive agreement of the Escrow Parties and the Escrow Agent relating to the matters set forth herein. The Escrow Agent shall have no duty to know or determine the performance or nonperformance of any provision of any agreement between or with the other Parties hereto, and the original copy or a copy of any such agreement deposited with the Escrow Agent shall not bind it in any manner.

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d.	Notice. Except as specifically set forth in this Escrow Agreement, the Escrow Agent shall not be required to take or be bound by any notice or to take any action unless and until the Escrow Agent is indemnified in a manner satisfactory to it against any and all fees, costs, expenses, or liabilities. Any and all notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered by email and by overnight delivery with a nationally recognized overnight delivery service (e.g., UPS or FedEx). Unless otherwise provided herein, if any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. If notice is given to a Party, it shall be given at the address for such Party set forth below or otherwise in this Escrow Agreement. It shall be the responsibility of the Escrow Parties to notify the Escrow Agent and any other Escrow Party in writing of any name or address changes. In the case of any notices or other communications delivered to the Escrow Agent, such notices or other communications shall be deemed to have been given on the date physically received by an Authorized Officer of the Escrow Agent.

e.	No Third-Party Beneficiaries. Except for the Indemnified Parties, nothing in this Escrow Agreement shall confer any rights or remedies upon any Person other than the Parties hereto.

f.	Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

g.	Jurisdiction, and Waiver of Jury Trial. EACH OF THE PARTIES HERETO (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT, (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE BASED ON INCONVENIENT FORUM, IMPROPER VENUE OR LACK OF JURISDICTION TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, AND (III) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT.

h.	Counterparts. This Escrow Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement (and by e-mail or pdf transmission, which e-mail or pdf transmission signatures shall be considered original executed counterparts).

i.	Severability. If any term, condition, or provision of this Escrow Agreement is held by a court of competent jurisdiction (or by an arbiter during an arbitration proceeding) to be invalid, void, illegal, or unenforceable, in whole or in part for any reason, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

j.	Headings. The headings of the sections of this Escrow Agreement have been inserted for only convenience and shall not modify, define, limit, or expand the express provisions of this Escrow Agreement.

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k.	PATRIOT Act. The Escrow Parties acknowledge and agree that in accordance with the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, the Escrow Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person that establishes a relationship or opens an account with the Escrow Agent. The Parties hereby agree that they shall provide the Escrow Agent with such information as it may request including, but not limited to, each Person’s name, physical address, tax identification number and other information that will help the Escrow Agent identify and verify each party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

l.	Statements. The Escrow Agent shall keep adequate records of its activities as Escrow Agent and send the Escrow Parties quarterly statements detailing transactions in the Escrow Account and a list of account assets comprising such Escrow Account. Unless the Escrow Parties specifically instruct the Escrow Agent otherwise in writing, statements will be made available solely by electronic means. However, the Escrow Agent reserves the right, in its sole discretion, to either discontinue electronic delivery of statements and send paper statements instead or provide electronic statements and paper statements at the same time. The Escrow Parties’ failure to so instruct the Escrow Agent to deliver statements in writing (“Paper Delivery”) and the continued receipt of statements by electronic means (“Electronic Delivery”) shall not preclude the Escrow Parties, however, from later requesting in writing the discontinuation of Electronic Delivery and the restoration of Paper Delivery. Also, The Escrow Parties agree and acknowledge that each statement sent to the Escrow Parties via electronic means will be effective and deemed delivered when the Escrow Agent makes each statement available to the Escrow Parties. Banking regulations direct the Escrow Agent to notify certain clients that they have a right to receive a confirmation or notification when there is a purchase or a sale of a security in their account at no additional cost. Since information concerning such security transactions will appear in each statement to the Escrow Parties, the Escrow Agent will not send the Escrow Parties a notification of each security transaction unless the Escrow Parties request such notification in writing.

(Signatures on next page)

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Effective as of: June 3, 2026

IN WITNESS WHEREOF the undersigned have hereto affixed their signatures and hereby adopt as a part of this Agreement Exhibits A and B hereto attached.

CYCURION, INC.	ESCROW AGENT
Zions Bancorporation, National Association,

/s/ L. Kevin Kelly	/s/ Carl J. Mathis
Signature	Signature

L. Kevin Kelly	Carl J. Mathis
Name	Name

Chief Executive Officer	Vice President
Title	Title

Address:	Address:

1640 Boro Place	One South Main Street, 12th Floor
McLean, Virginia 22102	Attn: Corporate Trust Dept.
Salt Lake City, Utah 84133

(888) 341-6680	(801) 844-7253
Phone	Phone
kevin.kelly@cycurion.com	Carl.Mathis@zionsbancorp.com
Email address	Email address

AUTHORIZED REPRESENTATIVE

Ryan Layton, solely in his capacity as Authorized Representative of the Company Equityholders

/s/ Ryan Layton
Signature

Ryan Layton
Name

CEO
Title

Address:

925 Wind River Way
Kaysville, Utah 84037

(801) 390-0601
Phone
rlayton1@gmail.com
Email address

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EXHIBIT A

(“Escrow Property”)

Escrow Property

The “Escrow Property” shall consist of that portion of the Base Consideration (as defined in the Merger Agreement) equal to ten percent (10%) thereof (the “Escrow Amount”), to be deposited with the Escrow Agent in accordance with Section 10.2 of the Merger Agreement and the Specific Instructions set forth in Exhibit B.

The Escrow Property shall be comprised of:

1.	Cash Component

Cash in an amount equal to the portion of the Escrow Amount payable in cash, delivered by wire transfer of immediately available funds to the Escrow Account at each Cash Consideration installment date as set forth in Exhibit B Section 3(a).

2.	Equity Component

Equity securities of Purchaser (the “Escrow Shares”) representing the portion of the Escrow Amount payable in equity, delivered by Purchaser to the Escrow Agent on a contingent basis at each Tranche Issuance Date as set forth in Exhibit B Section 3(b).

Holding of Escrow Property

●	The Escrow Agent shall hold:

(a) the cash component in one or more Escrow Accounts; and

(b) the Escrow Shares in book-entry form or through Purchaser’s transfer agent, as directed in writing by Purchaser and the Authorized Representative.

●	All cash, Escrow Shares, and any dividends, distributions, or other earnings thereon shall constitute “Escrow Property” for all purposes of this Escrow Agreement.

Adjustments. Any adjustments required pursuant to the Merger Agreement shall be reflected in the Escrow Property and held or disbursed by the Escrow Agent in accordance with this Escrow Agreement and Exhibit B.

EXHIBIT B

(“Specific Instructions”)

These Specific Instructions are attached to and form part of the Escrow Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Escrow Agreement or, if not defined therein, the Merger Agreement.

1.	CASH CONSIDERATION DISBURSEMENT

At each Cash Consideration installment date (Closing, 60 days post-Closing, and 120 days post-Closing per Section 3.1(c) of the Merger Agreement), the Escrow Agent shall, upon written direction of the Authorized Representative: (a) withhold   % of such installment for the Indemnity Escrow per Section 2 below; and (b) disburse the balance to the Company Equityholders in accordance with the Distribution Percentages set forth in the table below. The            % Disputed Funds carve-out is wired directly by Purchaser to the Dispute Escrow Account pursuant to Section 3.1.B of the Company Disclosure Schedule and does not pass through this Escrow Account. Specific cash amounts per recipient per installment are set forth in the Memorandum.

Recipient	Authority	Distribution Percentage
Ryan Layton as nominee for Clear Path Investments, LLC	A&R Operating Agreement	%
Lighthouse Business Catalysts, LLC	A&R Operating Agreement	%
Brian Tenney	Award Agreement	%
Don Ainslie	Award Agreement	%
Todd Neilson	Side Agreement	%
Danny White	Phantom Equity Agreement	%
Kent Howard	Phantom Equity Agreement	%
Elgan Jones	Independent Advisor Agreement	%
Disputed Funds Escrow	Wired Directly by Purchaser per Disclosure Schedule §3.1.B	%
Total		100.0000%

For avoidance of doubt, the Disputed Funds Escrow line is included solely to show the aggregate payment allocation and shall not be treated as a Company Equityholder or distribution recipient for amounts actually disbursed from this Escrow Account; amounts allocated to the Disputed Funds Escrow shall be wired directly by Purchaser to the Disputed Escrow Account.

2.	INDEMNITY ESCROW

Section 10.2(a) of the Merger Agreement requires the Indemnity Escrow to comprise cash and equity in the same proportion as the Base Consideration. Because the Preferred Stock is issued in tranches following Closing, the Indemnity Escrow operates as follows:

a.	Cash Component. At each Cash Consideration installment date, the Escrow Agent shall withhold 10% of the installment (collectively, the “Cash Indemnity Escrow”), totaling $87,500 across all three installments. The Cash Indemnity Escrow shall be allocated pro rata among the Company Equityholders based on their Distribution Percentages and released only per Section 10.2 of the Merger Agreement and Joint Written Instructions from Purchaser and the Authorized Representative.

b.	Equity Component— Contingent Reservation. The maximum equity component is 88,889 shares of Preferred Stock (10% of 888,888) (the “Maximum Equity Indemnity Amount”). No Preferred Stock shall be withheld at Closing. On each date on which a Preferred Tranche is scheduled to issue (each, a “Tranche Issuance Date”), Purchaser and the Authorized Representative shall jointly determine in good faith whether any timely-asserted unresolved indemnification claims under Section 10.2(d) of the Merger Agreement exist (each, a “Pending Claim”). If Pending Claims exist, Purchaser shall withhold from such Preferred Tranche, and deliver to the Escrow Agent (such withheld shares, the “Withheld Shares”), a number of shares equal to the lesser of (A) the aggregate dollar amount of all Pending Claims plus a 25% buffer, divided by $2.25 (rounded up); or (B) 10% of such Preferred Tranche, allocated pro rata. Cumulative Withheld Shares across all Tranche Issuance Dates shall not exceed the Maximum Equity Indemnity Amount. If no Pending Claims exist on a Tranche Issuance Date, no Preferred Stock shall be withheld.

c.	Release. The Cash Indemnity Escrow and any Withheld Shares shall be released only per Section 10.2(d) and (e) of the Merger Agreement and Joint Written Instructions. Following expiration of the six-month survival period under Section 10.2(e), the balance shall be released to the Company Equityholders pro rata to their Distribution Percentages, less amounts paid to Purchaser for resolved claims and amounts retained for then-Pending Claims.

d.	Timing. The Cash Indemnity Escrow is fully funded ($87,500) by the 120-day Cash Consideration installment date, prior to expiration of the six-month survival period under Section 10.2(e) of the Merger Agreement. Because the Equity Consideration is issued by Purchaser in tranches commencing only after the six-month anniversary of Closing per Section 3.1(d) of the Merger Agreement, no Preferred Stock exists as Equity Consideration during the survival period. Withheld Shares under Section 2(b) may therefore be withheld only with respect to Pending Claims timely asserted before expiration of the survival period and still unresolved on the relevant Tranche Issuance Date. If no Pending Claim has been timely asserted by expiration of the survival period, no Withheld Shares shall ever be withheld and the Cash Indemnity Escrow shall release to the Company Equityholders in accordance with Section 2(c). The parties acknowledge that the proportionality requirement in Section 10.2(a) of the Merger Agreement is satisfied through this contingent reservation mechanic given the deferred issuance schedule of the Equity Consideration.

3.	TERMINATION OF DISPUTED FUNDS CARVE-OUT

Upon delivery to the Escrow Agent of a written Final Allocation Statement executed by the Authorized Representative under the Dispute Escrow Agreement (with the Authorized Representative under this Escrow Agreement acknowledging receipt), the          % direct-wire requirement under Section 3.1.B of the Company Disclosure Schedule shall terminate with respect to all subsequent Cash Consideration installments. From and after such delivery, Purchaser shall wire 100% of each subsequent Cash Consideration installment to the Escrow Agent, and the Escrow Agent shall disburse such amounts to the Company Equityholders in accordance with the Post-Reconciliation Distribution Percentages set forth in Schedule I to the Final Allocation Statement (without the Section 1 withholding for the Indemnity Escrow if the survival period has then expired). The Escrow Agent may rely on the Final Allocation Statement without independent verification..

4.	SPECIFIC INSTRUCTION; MINISTERIAL ROLE

The Escrow Agent shall act solely upon written instruction from the Authorized Representative with respect to disbursements under Sections 1 and 3, and solely upon Joint Written Instructions of Purchaser and the Authorized Representative with respect to the Indemnity Escrow under Section 2. The Escrow Agent has no duty to investigate or verify (i) the accuracy of allocations herein, (ii) share counts or aggregate values of any Equity Consideration or Earn-Out Shares (issued directly by Purchaser), (iii) the authority of any Person purporting to act on behalf of the Authorized Representative beyond the certificate of authorized representatives, or (iv) satisfaction of any condition to disbursement other than receipt of a properly executed direction. For avoidance of doubt, Purchaser shall also deliver directly to the Dispute Escrow Account, or cause its transfer agent to register in escrow, the         % portion of each Preferred Tranche allocated to the Disputed Funds Escrow under Section 3.1.B of the Company Disclosure Schedule.

EXHIBIT C-1

Certificate of Authorized Signers

Cycurion, Inc.

The undersigned hereby certifies that:

The signature(s) set forth opposite the names of the following persons are the true and correct signatures of such persons and such persons are hereby appointed as authorized representatives to execute, deliver and perform day-to-day activities including confirming disbursement requests and payment instructions for the Cycurion, Inc./Company Equityholders Escrow.

MAIN ACCOUNT NUMBER(S): ___________________________________________________

Section 1

AUTHORIZED REPRESENTATIVE	SIGNATURE
L. Kevin Kelly Chief Executive Officer kevin.kelly@cycurion.com (888) 341-6680

Section 2

The following contacts may confirm disbursement/wire/ACH requests and payment instructions

AUTHORIZED REPRESENTATIVE NAME	AUTHORIZED REPRESENTATIVE EMAIL	AUTHORIZED REPRESENTATIVE CELL PHONE

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of (Closing Date of Transaction). The signature below indicates consent to the attached Disbursement Instruction Agreement.

Cycurion, Inc.,

By:		Title:	Chief Executive Officer
Name:	L. Kevin Kelly	Phone Number:	(888) 341-6680

_____ Initial to allow use of this Certificate for existing and future transactions until notified otherwise.

EXHIBIT C-2

Certificate of Authorized Representatives

Authorized Representative under the Merger Agreeement

The undersigned hereby certifies that:

The signature(s) set forth opposite the names of the following persons are the true and correct signatures of such persons and such persons are hereby appointed as authorized representatives to execute, deliver and perform day-to-day activities including confirming disbursement requests and payment instructions for the Cycurion, Inc./Company Equityholders Escrow.

MAIN ACCOUNT NUMBER(S): _________________________________________________________________

Section 1

AUTHORIZED REPRESENTATIVE	SIGNATURE
Ryan Layton CEO, Secuvant rlayton1@gmail.com (801) 390-0601

Section 2

The following contacts may confirm disbursement/wire/ACH requests and payment instructions

AUTHORIZED REPRESENTATIVE NAME	AUTHORIZED REPRESENTATIVE EMAIL	AUTHORIZED REPRESENTATIVE CELL PHONE
Ryan Layton	rlayton1@gmail.com	(801) 390-0601

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of (Closing Date of Transaction). The signature below indicates consent to the attached Disbursement Instruction Agreement.

Authorized Representative under the Merger Agreement

By:
Name:
Title:
Phone Number

_____ Initial to allow use of this Certificate for existing and future transactions until notified otherwise.

*See attached Disbursement Instruction Agreement.

Disbursement Instruction Agreement

1.	The following security measures will be taken to verify the authenticity of new or changed Disbursement Instructions delivered to Zions under this Agreement.

a.	The Disbursement Instructions must include the name of the person authorizing the disbursement request to Zions. The Zions account administrator will check that the name of the person provided on the Disbursement Instructions appears to be the same as a name provided on Section 1 of the Certificate of Authorized Signers for the Authorized Representative.

b.	Zions will make a telephone call using a telephone number on file and/or at any telephone number as set forth on the Certificate of Authorized Signers to an Authorized Representative identified in Section 1 and/or Section 2 of the Certificate of Authorized Signers purporting to deliver the Disbursement Instructions to obtain oral confirmation of the Disbursement Instructions.

c.	In an instance where the telephone number for an Authorized Representative changes or is no longer valid, and the Authorized Representative is not a beneficial owner/control prong person or not an officer of the beneficial ownership exempt entity, a phone call must first be made to the beneficial owner/control prong person or an officer of the beneficial ownership exempt entity using a phone number on file to verify the new phone number for the Authorized Representative. Confirmation of the Disbursement Instructions can be made by either Authorized Representative.

d.	In an instance where the Authorized Representative is the beneficial owner/control prong person or the officer of a beneficial ownership exempt entity, and this Authorized Representative’s telephone number changes or is no longer valid, the Authorized Representative must verbally answer security questions to confirm their identity to have the telephone number on file updated.

e.	Given its particular circumstances, including the nature of its business, the size, type and frequency of its instructions, transactions and files, internal procedures and systems, the additional security measures conducted by Zions, the security procedures in general use by other customers and banks similarly situated, and the security procedures set forth in this Section (1) are a commercially reasonable method of verifying the authenticity of a disbursement request in any Disbursement Instructions.

2.	Zions is authorized to act upon any Disbursement Instructions that is accepted by Zions in accordance with the security measures set forth in Section (1) of this Agreement. Notwithstanding anything else, Zions shall be deemed to have acted in good faith and without negligence, gross negligence or misconduct if Zions is authorized to execute the disbursement request under Section (1) of this Agreement. Any action taken by Zions pursuant to this paragraph prior to Zions actual receipt and acknowledgement of a notice of revocation, cancellation, or amendment of any Disbursement Instructions shall not be affected by such notice.

3.	The security procedures set forth in Section (1) of this Agreement are intended to verify the authenticity of disbursement instructions provided to Zions and are not designed to detect errors in the transmission or content of any disbursement instructions. Zions is not responsible for detecting an error in the payment order, and Zions is not liable for any damages arising from any failure to detect an error.

4.	Zions shall not be obliged to make any payment requested under this Agreement if it is unable to validate the authenticity of the request by the security measures set forth in Section (1) of this Agreement. Zions’ inability to confirm a disbursement request may result in a delay or failure to act on that disbursement request. Notwithstanding anything else in this Agreement, Zions shall not be required to treat a disbursement request as having been received until Zions has authenticated it pursuant to the security measures in Section (1) of this Agreement and shall not be liable or responsible for any losses arising in relation to such delay or failure to act.